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Exhibit 99.1
                                                         [Neuberger Berman Logo]
Neuberger Berman Inc.
605 Third Avenue
New York, NY 10158-3698
Tel 212.476.9000




Contact:
Jeffrey B. Lane
President
Chief Executive Officer                              Margaret Towers
Neuberger Berman                                     TowersGroup
212-476-5401                                         212-354-5020


             NEUBERGER BERMAN PRICES SECONDARY COMMON STOCK OFFERING

NEW YORK, June 28, 2001...Neuberger Berman (NYSE: NEU) announced today that the secondary public offering by certain stockholders of 3,937,966 shares of its common stock has been priced at US$68 per share. The selling stockholders have granted the underwriters an option, which is exercisable for a 30-day period, to purchase an additional 590,695 shares of common stock to cover over-allotments. The offering is being underwritten by a syndicate led by Goldman, Sachs & Co.and Bear, Stearns & Co. Inc., and co-managed by JP Morgan, Merrill Lynch & Co. and Salomon Smith Barney.

Individuals who were Neuberger Berman's former Principals prior to its initial public offering and their affiliates, and the Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust are selling all of the shares sold in this offering. Neuberger Berman will not receive any of the proceeds from the offering.

Promptly following the closing of the offering, which is expected to be July 5, 2001, Neuberger Berman will repurchase an aggregate of 1,600,600 shares of common stock from certain former principals who are not selling in the offering for a purchase price per share equal to the net proceeds per share received by the selling stockholders in the offering.

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NEUBERGER BERMAN PRICES SECONDARY COMMON STOCK
OFFERING/PAGE 2

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with $59.2 billion in assets under management as of May 31, 2001. For more than 60 years, the firm has provided clients with a broad range of investment products, services and strategies. The Company engages in private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. The firm is headquartered in New York with offices in major cities throughout the United States.

A copy of the prospectus relating to this offering may be obtained from the Prospectus Department at Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004 or Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

                                      # # #

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.